UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 15, 2008
IDM PHARMA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19591	33-0245076
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9 Parker, Suite 100 Irvine, California (Address of principal executive offices)	92618 (Zip Code)
Registrant’s telephone number, including area code (949) 470-4751
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On May 15, 2008, an abstract entitled “Addition of Muramyl Tripeptide to Chemotherapy for Patients with Newly Diagnosed Metastatic Osteosarcoma: a Report from the Children’s Oncology Group” was published on the website of the American Society of Clinical Oncology (“ASCO”) (www.asco.org). The abstract states that the pattern of improvement in patient survival outcome for the metastatic group treated with IDM Pharma, Inc.’s (the “Company”) mifamurtide (“L-MTP-PE”) in addition to chemotherapy in the Phase 3 L-MTP-PE Children’s Oncology Group (“COG”) study was similar to the pattern of outcome for the non-metastatic (localized disease) group. The small numbers of patients, however, in the metastatic group preclude statistical significance as seen with the non-metastatic group.
On May 15, 2008, an abstract entitled “Induction of immune responses and clinical activity in a Phase 2 trial of IDM-2101, a 10-epitope CTL vaccine, in metastatic NSCLC patients” was also published on ASCO’s website. The abstract suggests that additional patient follow-up data from a Phase 2 trial continues to support the Company’s IDM-2101 as being well-tolerated, capable of inducing broadly-specific Cytotoxic T Lymphocyte (“CTL”) responses and having the potential to provide a survival benefit in metastatic non-small cell lung cancer (“NSCLC”) patients.
On May 16, 2008, the Company issued a press release announcing that clinical data presentations evaluating the Company’s lead product candidates will be made on June 1, 2008 at the 44th ASCO annual meeting. Data presented at the meeting will support improved survival for patients with metastatic osteosarcoma treated with L-MTP-PE, as well as patients with NSCLC treated with IDM-2101.
A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit No.	Description

99.1	IDM Pharma, Inc. press release.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDM PHARMA, INC.
Date: May 16, 2008	By:	/s/ Robert J. De vaere
Robert J. De Vaere
Senior Vice President, Finance and Administration and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	IDM Pharma, Inc. press release.